Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 1,200,000 shares of Piper Jaffray Companies common stock for the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan (as amended May 13, 2015) of our reports dated February 26, 2015, with respect to the consolidated financial statements of Piper Jaffray Companies and the effectiveness of internal control over financial reporting of Piper Jaffray Companies, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 25, 2015